UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934




                              Vornado Realty Trust
--------------------------------------------------------------------------------
                                (Name of Issuer)



                             Common, $0.04 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    929042109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 March 26, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |     Rule 13d-1(b)
|X|     Rule 13d-1(c)
| |     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 929042109                                            Page 2 of 5 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Stichting Pensioenfonds ABP
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a) [ ]
        Not Applicable.                                               (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        The Kingdom of the Netherlands
--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         6,797,200
                                 -----------------------------------------------
       NUMBER OF                 6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                        0
       OWNED BY                  -----------------------------------------------
         EACH                    7       SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                           6,797,200
         WITH                    -----------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,797,200
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                          [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.3%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1 (a)       Name of Issuer:

                 Vornado Realty Trust

Item 1 (b)       Address of Issuer's Principal Executive Offices:

                 888 Seventh Avenue, New York, New York 10019

Item 2 (a)       Name of Person Filing:

                 Stichting Pensioenfonds ABP

Item 2 (b)       Address of Principal Business Office:

                 The address of the principal business office of the filing person is:

                 Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Netherlands

Item 2 (c)       Citizenship:

                 The filing person is an entity established under the laws of The Kingdom of the Netherlands.

Item 2 (d)       Title of Class of Securities:

                 Common Stock, par value $0.04 per share.

Item 2 (e)       CUSIP Number:

                 929042109

Item 3           Not applicable.

Item 4           Ownership:

                 (a) Amount Beneficially Owned: 6,797,200
                 (b) Percent of Class: 6.3%
                 (c) Number of Shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote:
                           6,797,200
                     (ii)  Shared power to vote or to direct the vote:
                           0
                     (iii) Sole power to dispose or to direct the disposition
                           of:
                           6,797,200
                     (iv)  Shared power to dispose or to direct the disposition of:
                           0

                               Page 3 of 5 Pages

Item 5           Ownership of Five Percent or Less of a Class:

                 Not Applicable.

Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:

                 Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                 Not applicable.

Item 8           Identification and Classification of Members of the Group:

                 Not Applicable.

Item 9           Notice of Dissolution of Group:

                 Not Applicable.

Item 10          Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 8, 2003

                                                STICHTING PENSIOENFONDS ABP


                                                By: /s/ R.H. Maatman
                                                    ----------------------------
                                                    R.H. Maatman
                                                    Authorized Signatory



                                                By: /s/ R.M.M.J. Bauer
                                                    ----------------------------
                                                    R.M.M.J. Bauer
                                                    Authorized Signatory


                               Page 5 of 5 Pages